Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2013, except for Note 15 as to which the date is November 13, 2013, with respect to the consolidated financial statements of Energy Transfer Equity, L.P., included in the Current Report of Energy Transfer Equity, L.P. on Form 8-K dated November 14, 2013. We have also issued our report dated March 1, 2013, with respect to internal control over financial reporting, included in the Annual Report of Energy Transfer Equity, L.P. on Form 10-K for the year ended December 31, 2012. Such reports are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

November 13, 2013